PRESS RELEASE OF FSB BANCORP, INC.

   October 29, 2019

FOR IMMEDIATE RELEASE
Contact: Kevin D. Maroney, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 381-4040

FSB BANCORP, INC.
ANNOUNCES THIRD QUARTER AND YEAR TO DATE RESULTS

Fairport, New York, October 29, 2019: FSB Bancorp, Inc. (the “Company”) (NASDAQ: FSBC), the holding company for Fairport Savings Bank (the “Bank”), reported net income of $2,000, or $0.00 per basic and diluted earnings per share, for the quarter ended September 30, 2019 compared to a net loss of $(50,000), or $(0.03) per basic and diluted earnings per share, for the quarter ended September 30, 2018.  The Company’s net interest margin for the quarter ended September 30, 2019 decreased 18 basis points to 2.56% from 2.74% for the quarter ended September 30, 2018.  The decrease in net interest margin was due to an increase in interest expense as a percentage of interest-earning assets of 25 basis points to 1.61% for the quarter ended September 30, 2019 from 1.36% for the quarter ended September 30, 2018.  This was due to an increase in the average balance of deposits in addition to increases in the average cost of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities.  The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets of seven basis points to 4.17% for the quarter ended September 30, 2019 from 4.10% for the quarter ended September 30, 2018.  The reason for the increase in average yield on our interest-earning assets was primarily due to upward repricing for investments and adjustable rate loans in addition to higher interest rates on new fixed-rate residential and commercial mortgage loans.

For the nine months ended September 30, 2019, the Company reported a net loss of $(37,000), or $(0.02) per basic and diluted earnings per share, compared to net income of $92,000, or $0.05 per basic and diluted earnings per share, for the nine months ended September 30, 2018.  The Company’s net interest margin for the nine months ended September 30, 2019 decreased 20 basis points to 2.62% from 2.82% for the nine months ended September 30, 2018. The decrease in net interest margin was due to an increase in interest expense as a percentage of interest-earning assets of 34 basis points to 1.57% for the nine months ended September 30, 2019 from 1.23% for the nine months ended September 30, 2018.  This was due to an increase in the average balance of deposits in addition to increases in the average cost of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities. The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets of 14 basis points to 4.19% for the nine months ended September 30, 2019 from 4.05% for the nine months ended September 30, 2018.  The reason for the increase in average yield on our interest-earning assets was primarily due to upward repricing for investments and adjustable rate loans in addition to higher interest rates on new fixed-rate residential and commercial mortgage loans.

The increase in net income of $52,000 for the third quarter of 2019 compared to the third quarter of 2018 resulted from a decrease in other expense of $448,000 partially offset by decreases in other income of $262,000 and net interest income of $120,000, and an increase in provision for income taxes of $14,000.  The decrease in other expense of $448,000 was primarily due to decreases in mortgage fees and taxes of $154,000, salaries and employee benefits of $117,000, other miscellaneous expenses of $61,000, audit and taxes of $51,000, and FDIC premium expense of $33,000.  Mortgage fees and taxes decreased due to a $159,000 change in accounting estimate to adjust the outstanding balance of previously recorded special additional mortgage recording tax credits. The decrease in salaries and employee benefits of $117,000 was primarily attributable to a decrease in commission expense due to lower volume of residential loan originations in the third quarter of 2019 compared to the third quarter of 2018.  Other miscellaneous expenses including professional services and legal expense in addition to audit and tax services totaled $54,000 in additional costs for the quarter ended September 30, 2018 associated with the Company’s restatement of its 2017 audited financial statements and its first quarter 2018 unaudited financial statements as a result of the Company incorrectly claiming a tax credit for residential mortgages on properties located in Erie County.  FDIC premium expense decreased as a result of the application of the Bank’s Small Bank Assessment Credits (“credits”) due to the fact that the Deposit Insurance Fund reserve ratio exceeded the 1.38 percent level which allowed the credits to be applied to the Bank’s payment for the second quarter assessment period of 2019 payable in the third quarter of 2019. The decrease in other income of $262,000 was primarily attributable to decreases in realized gains on sales of loans of $183,000, mortgage fee income of $45,000, and fee income of $32,000.  Realized gains on sales of loans and mortgage fee income decreased due to lower volume of mortgage loan originations and mortgage loan sales in the third quarter of 2019 compared to the third quarter of 2018.  Fee income from Fairport Wealth Management decreased $32,000 due to a decrease in non-deposit investment product sales in the third quarter of 2019 compared to the third quarter of 2018.  The decrease in net interest income of $120,000 was largely due to an increase in the average balance and average cost of our interest-bearing deposits, primarily certificates of deposit, in addition to an increase in the average cost of our FHLB borrowings, partially offset by an increase in the average yield on our loan portfolio quarter over quarter.  The provision for income taxes increased due to higher income before income taxes when comparing the quarters ended September 30, 2019 and September 30, 2018.
At September 30, 2019, the Company had $324.8 million in consolidated assets, a decrease of $3.5 million, or 1.1%, from $328.3 million at December 31, 2018. Net loans receivable decreased $5.0 million, or 1.8%, to $276.7 million at September 30, 2019 from $281.7 million at December 31, 2018. The Bank will continue to focus its efforts on loan production as we look to primarily grow our residential mortgage and commercial loan portfolios at a measured pace while still maintaining our strong credit quality and strict underwriting standards.  The Bank originated $43.3 million of residential mortgage loans for the nine months ended September 30, 2019 compared to $70.7 million for the nine months ended September 30, 2018. The Bank sold $27.0 million of mortgage loans in the secondary market during the nine months ended September 30, 2019 compared to $44.4 million during the nine months ended September 30, 2018 as a balance sheet management strategy to reduce interest-rate risk.  The Bank sold these loans at a gain of $620,000 which was recorded in other income for the nine months ended September 30, 2019 compared to $1.1 million for the nine months ended September 30, 2018.  At September 30, 2019, the Bank was servicing $115.7 million in residential mortgage loans sold to Freddie Mac and will realize servicing income on these loans as long as they remain outstanding. At September 30, 2019, the Bank had $3.7 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and USDA mortgage loans originated and closed by the Bank in the third quarter of 2019 that have been committed for sale in the secondary market, and will be delivered and sold in the fourth quarter of 2019. Cash and cash equivalents, consisting primarily of interest-earning deposits at the Federal Reserve Bank and FHLB, decreased by $1.1 million, or 17.1%, to $5.2 million at September 30, 2019 from $6.3 million at December 31, 2018 to fund loan growth.  Investment in restricted stock decreased by $676,000, or 18.6%, to $3.0 million at September 30, 2019 from $3.6 million at December 31, 2018 due to decreased borrowings from the Federal Home Loan Bank of New York.  Investment securities decreased by $372,000, or 1.5%, to $24.0 million at September 30, 2019 from $24.4 million at December 31, 2018 due to calls, maturities, and principal repayments partially offset by new purchases of U.S. Government and agency obligations and an increase in the fair market value of available-for-sale securities. Right of use asset increased by $2.2 million at September 30, 2019 from $0 at December 31, 2018 due to the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) on January 1, 2019 which requires recognition of lease liabilities and right of use assets associated with lease agreements.  Total deposits increased $10.3 million, or 4.6%, to $232.9 million at September 30, 2019 from $222.6 million at December 31, 2018.  FHLB borrowings decreased $15.6 million, or 21.7%, to $56.3 million at September 30, 2019 from $71.8 million at December 31, 2018. Long-term borrowings decreased $3.8 million, or 6.6%, to $54.3 million at September 30, 2019 from $58.1 million at December 31, 2018 due to $11.3 million in principal repayments on our amortizing advances and maturities partially offset by $7.5 million in new advances.  Short-term borrowings decreased $11.8 million, or 85.5%, to $2.0 million at September 30, 2019 compared to $13.8 million at December 31, 2018.  Total stockholders’ equity increased $404,000, or 1.3%, to $31.9 million at September 30, 2019 from $31.5 million at December 31, 2018.  The increase was primarily due to a $228,000 increase in additional paid in capital as a result of stock based compensation, an increase of $50,000 resulting from the release of ESOP shares from the suspense account, and a decrease of $163,000 in accumulated other comprehensive loss due to a change in the fair market value of our available-for-sale securities during the nine months ended September 30, 2019, partially offset by a $(37,000) net loss. The Company announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program.  Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its then outstanding shares.  As of September 30, 2019, the Company had repurchased 72,127 shares at an average price of $15.31 per share.  At September 30, 2019, the Bank was considered well capitalized, the highest standard and capital rating, as defined by the Bank’s regulators.

At September 30, 2019, the Bank had two non-performing residential mortgage loans for $55,000, two non-performing commercial real estate loans for $944,000, and one non-performing commercial and industrial loan for $45,000 and at December 31, 2018, the Bank had one non-performing residential mortgage loan for $55,000 and one non-performing commercial and industrial loan for $45,000. We recorded a $175,000 provision for loan losses for the nine months ended September 30, 2019 as compared to a $225,000 provision for loan losses for the nine months ended September 30, 2018.  The decrease in the provision for loan losses was primarily due to a decrease in loan origination volume in the first nine months of 2019 as compared to the same period in 2018. The allowance for loan losses was $1.7 million, or 0.62%, of loans outstanding at September 30, 2019 compared to $1.6 million, or 0.55%, of loans outstanding at December 31, 2018.  Management remains committed to maintaining a high level of asset quality as we grow our residential mortgage, commercial real estate, and commercial and industrial loan portfolios.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York; Irondequoit, New York; Webster, New York; and Perinton, New York. The Company also has three mortgage origination offices located in Pittsford, New York; Watertown, New York; and Cheektowaga, New York. The Company’s principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.  The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly-owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
September 30, 2019 and December 31, 2018
(Dollars in thousands, except per share data)

	(Unaudited)
	September 30, 2019	December 31, 2018

Assets	$324,810	$328,269
Cash and Cash Equivalents	5,216	6,291
Investment Securities	24,011	24,383
Loans Held for Sale	3,690	2,133
Net Loans Receivable	276,711	281,741
Deposits	232,883	222,615
Borrowings	56,262	71,826
Total Stockholders’ Equity	31,917	31,513
Book Value per Share[1]	$17.17	$17.07
Stockholders’ Equity to Total Assets	9.83%	9.60%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months and Nine Months Ended September 30, 2019 and September 30, 2018
 (Dollars and shares in thousands, except per share data)

	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018

Interest and Dividend Income	$3,284	$3,196	$9,863	$9,248
Interest Expense	1,268	1,060	3,703	2,823
Net Interest Income	2,016	2,136	6,160	6,425
Provision for Loan Losses	75	75	175	225
Net Interest Income after Provision for Loan Losses	1,941	2,061	5,985	6,200
Other Income	554	816	1,352	2,099
Other Expense	2,488	2,936	7,377	8,183
Income (Loss) Before Income Taxes	7	(59)	(40)	116
Provision (Benefit) for Income Taxes	5	(9)	(3)	24
Net Income (Loss)	$2	$(50)	$(37)	$92
Basic and Diluted Earnings (Loss) per Common Share[1]	$0.00	$(0.03)	$(0.02)	$0.05
Average Basic Shares Outstanding [1]	1,860	1,911	1,859	1,909
Average Diluted Shares Outstanding[1]	1,873	1,911	1,859	1,909

1The Company’s book value and common equity ratio computations did not include shares of common stock held by the Company’s ESOP that the Company had currently not committed to release.  The balances of unallocated ESOP shares at September 30, 2019 and 2018 were 27,607 and 31,415, respectively.

The above information is preliminary and based on the Company’s data available at the time of presentation.

FSB BANCORP, INC.
Key Earnings Ratios
Three Months and Nine Months Ended September 30, 2019 and September 30, 2018

	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018

Return (Loss) on Average Assets	0.00%	(0.06)%	(0.02)%	0.04%
Return (Loss) on Average Equity	0.03%	(0.64)%	(0.16)%	0.39%
Net Interest Margin	2.56%	2.74%	2.62%	2.82%
Average Yield on Interest-Earning Assets	4.17%	4.10%	4.19%	4.05%
Interest Expense as a Percentage of Interest-Earning Assets	1.61%	1.36%	1.57%	1.23%

The above information is preliminary and based on the Company’s data available at the time of presentation.